Calculation of Filing Fee Tables
S-8
TEAM INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.30 par value	Other	250,000	$ 17.70	$ 4,425,000.00	0.0001381	$ 611.09
Total Offering Amounts:						$ 4,425,000.00		$ 611.09
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 611.09
Offering Note
[1]	Calculated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended (the Securities Act); this price is equal to the average of the high and low prices of the common stock, $0.30 par value (Common Stock), of Team, Inc. as reported on the New York Stock Exchange on June 8, 2026. Represents Common Stock issuable in respect of awards granted under the Second Amended and Restated 2018 Equity Incentive Plan (as amended from time to time, the Plan). Pursuant to Rule 416(a) under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares of Common Stock as may become issuable under the Plan as a result of any stock dividend, stock split, recapitalization or any other similar transaction which results in an increase in the number of shares of outstanding Common Stock.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources